Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.
	Bill Sumser	Robert Lentz
	(614) 532-4053	(614) 876-1900

AIRNET SYSTEMS, INC. REPORTS

SECOND QUARTER RESULTS

COLUMBUS, Ohio (August 4, 2003) AirNet Systems, Inc. (NYSE: ANS) today announced results for the three months ended June 30, 2003.  Net revenues increased 3.4% to $36.6 million for the second quarter 2003 from $35.4 million for the same period last year.  Revenues for Aviation services and Express services rose 88.0% and 5.3%, respectively, while Bank services revenues declined 1.3% for the quarter compared to second quarter 2002.  In May 2003, the Company announced plans to sell certain assets of Mercury Business Services.  Revenues and expenses associated with this business are reported as discontinued operations.

Net income was $0.7 million, or $0.07 per diluted share, for the second quarter 2003 compared with $1.1 million, or $0.11 per diluted share, last year.

Joe Biggerstaff, Chairman, President and Chief Executive Officer, commented, “We are proceeding with the strategic transformation of AirNet, which includes reconfiguring the airline to meet the service demands of our growing customer base, while responding at the same time to changes in our services to the banking industry.  Our new pricing strategy for financial institutions is being well received and we remain positive that over time this strategy will help us motivate our valued bank customers to move as many shipments as possible with us.  The bank marketplace is somewhat chaotic given the environment of low interest rates, check truncation legislation, and electronic initiatives, but AirNet is committed to continuing its position as the highest quality provider of transportation services to this market segment.”

Mr. Biggerstaff continued, “In the Express business, we are pursuing profitable growth opportunities, including additional markets in North America.  Our sales pipeline is becoming much more active after slowing in the previous two quarters, and we are gaining traction in targeted markets. We remain focused on balancing the retention of bank business with exercising increased opportunities in our Express and Aviation services private passenger businesses.  We are investing in systems and people to respond positively to market changes and also leverage our core operational competencies, but with much closer attention to costs and improved productivity throughout our business.”

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Second Quarter Results

Bank services revenues were $25.7 million for the second quarter 2003 versus $26.0 million a year ago.  The second quarter 2003 results included revenues from several Proof of Delivery (“POD”) routes added in the fourth quarter of 2002, new weekend business, as well as security and dispatch charges implemented in the third quarter of 2002.  These incremental revenues were offset by the loss of the Federal Reserve weekend program in the fourth quarter of last year.

The Company’s new pricing plan for Bank services addresses volume and profitability issues through increased shipment flexibility and incentives.  This pricing strategy gained additional support from customers during the second quarter 2003.  This approach is expected to stabilize revenues over the longer term and may result in the recapture of revenues previously removed from the system.  The number of bank shipments declined 6.3% for the second quarter 2003 compared with last year, primarily due to a 16.3% reduction in weekend shipments resulting mostly from the loss of the Federal Reserve weekend program.

Revenues for Express services grew 5.3% to $8.6 million for the second quarter 2003 from $8.2 million a year ago, but were down 4.2% compared to the first quarter 2003.  Total shipments were 3.4% higher than the second quarter 2002 and 5.8% less than the first quarter 2003. Medical revenues continued to grow and were up 8.6% for the quarter compared with a year ago.  Cargo charter, which is the least predictable piece of AirNet’s Express business, was the only category that declined over the prior year. Medical and Air Courier shipments for the quarter were up 3.1% and 5.7%, respectively, compared to the first quarter 2003 while retail shipments decreased 22.3% versus the first quarter.

Aviation services revenue growth accelerated 88.0% in the second quarter 2003 to $2.3 million compared with $1.2 million the prior year.  This was specifically due to strong performance in the Company’s private passenger charter business.  Aviation services increased to 5.8% of total revenues for the second quarter versus 3.2% last year.  The Company operated seven Learjets in its private passenger charter business at the end of the second quarter 2003, which included 5 that are owned by the Company.

Total expenses for the second quarter 2003 were $35.1 million compared with $33.1 million for the same period in 2002.  Expenses were higher for the second quarter 2003 compared to the prior year due to additional shipment volume, increased insurance costs, and expenses related to route changes in the airline.  Aircraft fuel expense rose $0.6 million as a result of higher fuel prices.  Fuel surcharges, previously included as a reduction of fuel expense, are now reflected as revenues. Fuel surcharges totaled $0.9 million in the second quarter compared to $0.3 million a year ago. Other expense included $0.4 million of higher costs for aircraft leases and aircraft insurance versus the second quarter 2002.  Contracted air costs rose $0.3 million due to additional same day and weekend shipments on commercial airlines, more POD routes than a year ago, and changes in routes directly related to the weekend business.

Bill Sumser, Chief Financial Officer, commented, “The second quarter results reflected sequential improvement over the first quarter 2003.  Initial progress is being achieved toward our objective to reduce ground costs per shipment.  This includes a transition from team members to vendors and independent contractors for these services.  Operational audits are being conducted in all of our markets to determine the appropriate level of third party contractors in each of them.  These efforts will enable us to achieve greater flexibility in our cost structure.”

Mr. Sumser continued, “Net income more than doubled on a sequential quarter basis even though it was below the same period last year.  Cash flow from operations continues to provide funds for capital expenditures as well as debt retirement as evidenced by the reduction in debt outstanding at June 30, 2003 versus a year ago.”

Six Month Results

Total net revenues improved 6.9% to $73.7 million for the first six months of 2003 compared with $68.9 million last year.  Positive revenue comparisons were achieved in each of the Company’s segments.  Bank services revenues improved 2.4% for the 2003 year-to-date period, while Express services rose 11.8% and Aviation services were 74.0% above the same period in 2002.

Total expenses were $71.3 million for the first half of this year versus $64.3 million a year ago.  The largest expense increase for the first six months of 2003 compared with last year was $1.9 million in aircraft fuel. Fuel surcharges for this same period, now reflected as revenues, were $2.3 million higher than in the first half of 2002.  In addition, there was a $0.7 million increase in contracted air costs for the 2003 year-to-date period due to higher volume. Health care costs for the first half of 2003 were $0.3 million above the same period last year due to higher claims activity.  Other expense included $0.4 million of higher costs for aircraft leases and $0.4 million of higher costs for aircraft insurance versus the prior year.   Professional fees, growth in the sales staff and severance accounted for $0.4 million of the increase in selling, general and administrative expenses.

Net income was $1.0 million for the first half of 2003, or $0.10 per diluted share, versus $0.4 million, or $0.04 per diluted share a year ago.  The Company recorded a $1.9 million non-cash after-tax charge in 2002, which represented $0.18 per diluted share, in accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  Under the transition provisions of SFAS 142, this non-cash charge was accounted for as a cumulative effect of the accounting change and was effective January 1, 2002.

AirNet Systems, Inc.

AirNet Systems, Inc. is a premier provider of aviation services including time-critical small package delivery and private passenger charter.  AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide.  AirNet is committed to safety, security and customer service — these are the hallmarks of AirNet’s success over the last 28 years.  AirNet operates more than 120 aircraft, including 40 Learjets, located strategically throughout the United States.  AirNet’s cargo fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements regarding future events and the future financial performance of the Company.  These forward-looking statements include comments on the Company’s future growth and operational strategies.  These statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, potential regulatory changes by the Federal Aviation Administration or the Federal Reserve; enactment of the Check Clearing Act of the 21st Century, or similar legislation, which could have an effect on AirNet’s cancelled check volumes; potential changes in locally or federally mandated security requirements; acts of war and terrorist activities; adverse weather conditions; the impact of prolonged weakness in the U.S. economy on time-critical shipment volumes; changes in check processing and shipment patterns of bank customers; acceptance of the Company’s time-critical service offerings within targeted Express markets and other risks and uncertainties detailed from time to time in the Company’s periodic reports to the Securities and Exchange Commission.  Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AirNet Systems, Inc.

Financial Summary

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Financial Data (in thousands, except per share data):
Air transportation revenues:
Bank services	$25,682	$26,012	$52,005	$50,804
Express services	8,631	8,196	17,641	15,781
Aviation services and other	2,271	1,208	4,014	2,307
Total net revenues	36,584	35,416	73,660	68,892

Expenses
Wages and benefits	5,587	5,274	11,126	10,169
Aircraft fuel	4,951	4,401	9,893	7,966
Aircraft maintenance	2,954	3,267	6,335	6,131
Contracted air costs	2,378	2,091	5,185	4,525
Ground courier	6,123	5,960	12,338	11,656
Depreciation	4,319	4,334	8,511	8,661
Other	3,998	3,308	7,758	6,560
Selling, general and administrative	4,808	4,455	10,121	8,604
Total expenses	35,118	33,090	71,267	64,272

Income from continuing operations	1,466	2,326	2,393	4,620

Interest expense	343	393	748	747
Provision for income taxes	438	754	641	1,510
Net income from continuing operations before cumulative effect of accounting change	685	1,179	1,004	2,363

Income (Loss) from discontinued operations, net of taxes	$39	$(71)	$17	$(112)

Cumulative effect of accounting change, net of taxes (note 2)	—	—	—	$(1,868)

Net income	$724	$1,108	$1,021	$383

Income per share - basic
Continuing operations	$0.07	$0.12	$0.10	$0.23
Discontinued operations	—	$(0.01)	—	$(0.01)
Cummulative effect of accounting change	—	—	—	$(0.18)
Net income per share - basic	$0.07	$0.11	$0.10	$0.04

Income per share - dilutive
Continuing operations	$0.07	$0.12	$0.10	$0.23
Discontinued operations	—	$(0.01)	—	$(0.01)
Cummulative effect of accounting change	—	—	—	$(0.18)
Net income per share - dilutive	$0.07	$0.11	$0.10	$0.04

Weighted average shares outstanding
• Basic	10,132	10,137	10,125	10,134
• Assuming dilution	10,132	10,296	10,125	10,301

AirNet Systems, Inc.

Statistical Summary

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Balance Sheet Data - as of period ended (in thousands):
Current assets	$29,348	$31,077
Net property and equipment	111,419	107,518
Total assets	145,352	143,425

Current liabilities	19,342	13,795
Total debt	35,101	38,363
Shareholders’ equity	81,667	79,635

Operational Data:
Bank services:
Shipments	799,590	853,247	1,579,584	1,665,532
Pounds	7,683,228	8,134,723	15,001,060	15,943,980

Express services shipments:
ANX (on the AirNet airline)	38,868	38,750	79,596	72,875
SDX (on other carriers)	10,614	9,225	22,482	18,413
Charter	1,187	1,483	2,755	2,806
Ground	4,312	3,716	8,497	7,154
Other	11	9	53	36
Total	54,992	53,183	113,383	101,284

Express services pounds:
ANX (on the AirNet airline)	862,560	1,059,090	1,646,626	2,022,816
SDX (on other carriers)	204,006	216,041	427,950	445,300
Charter	243,431	451,275	607,546	871,510
Ground	884,816	736,889	1,697,339	1,469,512
Other	74	322	294	845
Total	2,194,887	2,463,617	4,379,755	4,809,983

Note 1:  Certain 2002 balances have been reclassified to conform to 2003 presentation.

Note 2:  Represents impaired value of goodwill related to the 1996 acquisition of Mercury Business Services.  In accordance with adoption of SFAS 142, impairment was treated as a cumulative effect of a change in accounting principles as of January 1, 2002.

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